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                     April 11, 2024

       Kimberly Nelson
       Chief Financial Officer
       SPS Commerce, Inc.
       333 South Seventh Street, Suite 1000
       Minneapolis, MN 55402

                                                        Re: SPS Commerce, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2023
                                                            File No. 001-34702

       Dear Kimberly Nelson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Brian Senger